Exhibit 5.1

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

January 24, 2012

Board of Directors

US Gold Corporation

181 Bay Street

Bay Wellington Tower

Suite 4750, P.O. Box 792

Toronto, Ontario

Canada M5J 2T3

Ladies and Gentlemen:

We are acting as counsel to US Gold Corporation, a Colorado corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed offering of up to 1,735,650 newly issued shares of the common stock, no par value (the “Common Stock”) of the Company (the “Shares”), all of which shares are issuable pursuant to the Minera Andes Amended Stock Option Plan (the “Plan”) and pursuant to the Plan of Arrangement (the “Plan of Arrangement”), attached as Exhibit A to the Arrangement Agreement, dated September 22, 2011, among the Company, McEwen Mining — Minera Andes Acquisition Corp., a corporation incorporated under the laws of the Province of Alberta, and Minera Andes Inc., a corporation incorporated under the laws of the Province of Alberta.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Colorado Business Corporation Act, as amended, and the Colorado Corporations and Associations Act, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the terms “Colorado Business Corporation Act, as amended” and the “Colorado Corporations and Associations Act, as amended” include the statutory provisions contained therein, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan and the Plan of Arrangement and any relevant forms of agreements issued pursuant thereto, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors, in the Plan and in the Plan of Arrangement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP